Exhibit 99.1

A Letter from Robert Decherd

September 3, 2020

Dear Colleagues,

Last April I wrote to you describing my best sense of the likely impact of the coronavirus pandemic and told you that we had decided to reduce salaries for all Company employees, with additional reductions at the senior management level. Since then the business climate has been a roller coaster for A. H. Belo and The News, not unlike all other legacy media companies and many entities across a wide range of industries. As promised in April, I want to give you an update on our Company’s prospects and what it is going to take to navigate successfully over the next 12-18 months as the pandemic plays out. My letters from last spring are attached as pdfs.

First of all, and most importantly, thank you – each and every one of you – for holding strong over the past six months since we began operating remotely. There is a tremendous amount of stress in such an uncertain and sometimes unnerving situation. This circumstance is hard on you, your families, and the circle of friends who mean so much to you. It’s going to be difficult for us all until an effective vaccine and therapeutic treatments are proven up. But along the way, we can work together to ensure that our Company’s long-standing, primary purpose of providing important news, commentary and insight to our fellow citizens is accomplished each day. This is a calling few companies are privileged to pursue.

Over the past eight months all of you who publish The News every day have demonstrated a remarkable degree of commitment and excellence. This accomplishment spans from the folks at the North Plant who haven’t missed a single deadline, to our circulation and marketing teams, to our revenue producers and our several support teams, and of course to our journalists who have written brilliantly and insightfully concerning the pandemic, social strife, the Black Lives Matter movement, and “What’s at Stake.”

Nonetheless, since April our revenues have continued to decline at an accelerated rate – similar to newspapers across the country. The good news is that the declines in advertising and marketing services revenue may be leveling off, and circulation revenue is trending in a positive direction as a result of the significant investments we have made in technology upgrades, branding, and pricing strategies, all of which depend on the superior content our journalists produce every day across all platforms. Only a handful of newspapers in America are experiencing such progress made possible by a flexible, collaborative culture.

Last month the salary reductions impacting employees whose base salary is $60,000 or below were restored.  The Management Committee and I understand the hardship the salary reduction created for this group of colleagues especially. They comprise more than 50% of our total workforce. As we plan for 2021 we are trying to find a way to help everyone throughout the Company.

Over several decades, my senior management colleagues and I have worked intentionally and steadfastly to establish an environment at A. H. Belo and The News that is distinctive and special. I believe this is one reason so many of you have devoted the majority of your professional life to this Company. What we do is different, and can surely be one of the most satisfying career experiences any of us could aspire to have. By extension, Grant, Katy and I believe we can always do better and we know that the policies governing all employment matters are meaningful to every one of you.

I’m sure most of you are aware that a group of our fellow employees in the News Department has undertaken an initiative to align with The NewsGuild-CWA national union as a collective bargaining unit. Next week I  will be communicating directly with the employees who will decide this in a National Labor Relations Board election.  I  fervently believe that the presence of The NewsGuild-CWA would make our team effort to build a sustainably profitable digital newspaper even more difficult than it already is. When the outcome of the election is known, I will give you an update on what this means for the Company going forward – whichever way the vote goes.

In the weeks and months ahead, I will keep you apprised of how we are dealing with one of the most arduous times in our Company’s storied history. As always, your ideas and suggestions are most welcome, so don’t hesitate to email those to me, Grant or Katy. Or you can leave me a voicemail on x8277. We will continue to respond to each and every one.

Thanks as always for your deep concern for A. H. Belo Corporation, for The News, and for the purposes we serve.

Robert